EXHIBIT 1.1


                          VAN KAMPEN FOCUS PORTFOLIOS,
                            TAXABLE INCOME SERIES 47
                                 TRUST AGREEMENT

                             Dated: November 6, 2003

     This Trust Agreement among Van Kampen Funds Inc., as Depositor, The Bank of New York, as Trustee, J.J. Kenny Co., Inc., as Evaluator, and Van Kampen Investment Advisory Corp., as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Van Kampen Focus Portfolios Insured Income Trust, Effective for Unit Investment Trusts Established On and After May 24, 2001 (Including Van Kampen Focus Portfolios Insured Income Trust, Series 80 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee, Evaluator and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II

                      SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:

     1. The Bonds listed in the Schedule hereto have been deposited in trust under this Trust Agreement.

     2. The term "Bonds" shall mean such of the interest bearing obligations, including delivery statements relating to "when-issued" and/or "regular way" contracts, if any, for the purchase of certain bonds and certified or bank check or checks or Letter of Credit or Letters of Credit sufficient in amount or availability required for such purchase, deposited in irrevocable trust and listed in all Schedules of the Trust Agreement or that are deposited in the Trust pursuant to
          Section 2.01(b), and any obligations received in exchange, substitution or replacement for such obligations pursuant to Sections
          3.08 and 3.14 hereof, as may from time to time continue to be held as a part of the Trust.

     3. The term "Contract Bonds" shall mean Bonds which are to be acquired by the Trust pursuant to purchase contracts which have been assigned to or entered into by the Trustee.

     4. The term "Deferred Sales Charge Payment Date" shall mean the Business Day which is three (3) Business Days prior to the maturity date of each of the Bonds set forth in the Schedule hereto.

     5. The term "First Settlement Date" shall mean the date set forth in footnote 4 under "Summary of Essential Financial Information" in the Prospectus for the Trust.

     6. The term "Initial Date of Deposit" shall mean the date of this Trust Agreement. All references to the term "Date of Deposit" in the Standard Terms and Conditions of Trust shall be replaced with "Initial Date of Deposit".

     7. The term "Insured Trust" shall mean a Trust which is comprised entirely of Pre-Insured Bonds and/or Bonds as to which such Trust has obtained Portfolio Insurance.

     8. The term "Monthly Distribution Date" shall mean the "Distribution Dates" set forth under "Summary of Essential Financial
          Information--Estimated Interest Distributions--Monthly Distributions" in the Prospectus for the Trust.

     9. The term "Monthly Record Date" shall mean the "Record Dates" set forth under "Summary of Essential Financial Information--Estimated Interest Distributions--Monthly Distributions" in the Prospectus for the Trust.

     10. The term "Percentage Ratio" shall mean the percentage relationship existing immediately prior to the related additional deposit of Bonds among the maturity value per Unit of each of the Bonds.

     11. The term "Semi-Annual Distribution Date" shall mean the "Distribution Dates" set forth under "Summary of Essential Financial
          Information--Estimated Interest Distributions--Semi-Annual
          Distributions" in the Prospectus for the Trust.

     12. The term "Semi-Annual Record Date" shall mean the "Record Dates" set forth under "Summary of Essential Financial Information--Estimated Interest Distributions--Semi-Annual Distributions" in the Prospectus for the Trust.

     13. The term "Uninsured Trust" shall mean any Trust other than an Insured Trust.

     14. The term "Units" shall mean the fractional undivided interest in and ownership of the Trust which shall be equal to a fraction, the numerator of which is one and the denominator of which is initially the amount set forth under "Summary of Essential Financial Information-General Information_Initial number of Units" in the Prospectus for the Trust and which shall be (a) increased by the number of any additional Units issued pursuant to Section 2.03 and (b) decreased by the number of any such Units redeemed as provided in
          Section 6.02.

     15. Section 2.01 of the Standard Terms and Conditions of Trust shall be replaced by the following:

     "Section 2.01. Deposit of Bonds. (a) The Depositor, on the date of the Trust Agreement, has deposited with the Trustee in trust the Bonds listed in the Schedules to the Trust Agreement in bearer form or duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form or Contract Bonds relating to such Bonds to be held, managed and applied by the Trustee as herein provided. The Depositor shall deliver the Bonds listed on said Schedules which were not actually delivered concurrently with the execution and delivery of the Trust Agreement and which were represented by Contract Bonds to the Trustee within 10 calendar days after said execution and delivery (the "Delivery Period"). If a contract to buy such Bonds between the Depositor and seller is terminated by the seller thereof for any reason beyond the control of the Depositor or if for any other reason the Bonds are not delivered to the Trust by the end of the Delivery Period, the Trustee shall immediately draw on the Letter of Credit, if any, in its entirety, apply the moneys in accordance with Section 2.01(d), and the Depositor shall forthwith take the remedial action specified in Section 3.14. If the Depositor does not take the action specified in Section 3.14 within 10 calendar days of the end of the Delivery Period, the Trustee shall forthwith take the action specified in Section 3.14.

     (b) From time to time following the Initial Date of Deposit, the Depositor is hereby authorized, in its discretion, to assign, convey to and deposit with the Trustee (i) additional Bonds, duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form (or purchase contracts relating to Contract Bonds), and/or (ii) cash (or a Letter of Credit in lieu of cash) with instructions to purchase additional Bonds, in an amount equal to the portion of the Unit Value of the Units created by such deposit attributable to the Bonds to be purchased pursuant to such instructions. Instructions to purchase additional Bonds shall be in writing, and shall specify the name of the Bonds, CUSIP number, if any, aggregate principal amount, price or price range and date to be purchased. When requested by the Trustee, the Depositor shall act as broker or agent to execute purchases in accordance with such instructions; the Depositor shall be entitled to compensation therefor in accordance with applicable law and regulations. The Trustee shall have no liability for any loss or depreciation resulting from any purchase made pursuant to the Depositor's instructions or made by the Depositor as broker, except by reason of its own negligence, lack of good faith or willful misconduct.

         The Depositor, in each case, shall ensure that each deposit of additional Bonds pursuant to this Section shall be, as nearly as is practicable, in the identical ratio as the Percentage Ratio for such Bonds. The Depositor shall deliver the additional Bonds which were not delivered concurrently with the deposit of additional Bonds and which were represented by Contract Bonds within 10 calendar days after such deposit of additional Bonds (the "Additional Bond Delivery Period"). If a contract to buy such Bonds between the Depositor and seller is terminated by the seller thereof for any reason beyond the control of the Depositor or if for any other reason the Bonds are not delivered to the Trust by the end of the Additional Bond Delivery Period for such deposit, the Trustee shall immediately draw on the Letter of Credit, if any, in its entirety, apply the moneys in accordance with Section 2.01(d), and the Depositor shall forthwith take the remedial action specified in Section 3.14. If the Depositor does not take the action specified in Section 3.14 within 10 calendar days of the end of the Additional Bond Delivery Period, the Trustee shall forthwith take the action specified in Section 3.14.

     (c) In connection with the deposits described in Section 2.01 (a) and (b), the Depositor has deposited, in the case of Section 2.01(a) deposits, and, prior to the Trustee accepting a Section 2.01(b) deposit, will deposit, cash and/or Letter(s) of Credit in an amount sufficient to purchase the Contract Bonds relating to Bonds which are not actually delivered to the Trustee at the time of such deposit. The terms of any Letter of Credit must unconditionally allow the Trustee to draw on the full amount of the available Letter of Credit. The Trustee may deposit such cash or cash drawn on the Letter of Credit in a non-interest bearing account for a Trust.

     (d) In the event that the purchase of Contract Bonds pursuant to any contract shall not be consummated in accordance with said contract or if the Bonds represented by Contract Bonds are not delivered to a Trust in accordance with Section 2.01(a) or 2.01(b) and the moneys, or, if applicable, the moneys drawn on the Letter of Credit, deposited by the Depositor are not utilized for
Section 3.14 purchases of Replacement Bonds, such funds, to the extent of the purchase price of Failed Contract Bonds for which no Replacement Bonds were acquired pursuant to Section 3.12, plus all amounts described in the next succeeding sentence, shall be credited to the Principal Account and distributed pursuant to Section 3.05 to Unitholders of record as of the Monthly Record Date next following the failure of consummation of such purchase. The Depositor shall cause to be refunded to each Unitholder his pro rata portion of the sales charge levied on the sale of Units to such Unitholder attributable to such Failed Contract Bond. Any amounts remaining from moneys drawn on the Letter of Credit which are not used to purchase Replacement Bonds or are not used to provide refunds to Unitholders shall be paid to the Depositor.

     (e) The Trustee is hereby irrevocably authorized to effect registration or transfer of the Bonds in fully registered form to the name of the Trustee or to the name of its nominee or to hold the Bonds in a clearing agency registered with the Securities and Exchange Commission or in a book entry system operated by the Federal Reserve Board.

     (f) Notwithstanding anything to the contrary herein, subject to the requirements set forth in this Section 2.01(f) and unless the Prospectus otherwise requires, the Depositor may, on any Business Day (the "Trade Date"), subscribe for additional Units as follows:

     (i) Prior to the Evaluation Time on such Business Day, the Depositor shall provide notice (the "Subscription Notice") to the Trustee, by telephone or by written communication, of the Depositor's intention to subscribe for additional Units. The Subscription Notice shall identify the additional Bonds to be acquired (unless such additional Bonds are a precise replication of the then existing portfolio) and shall either
          (a) specify the quantity of additional Bonds to be deposited by the Depositor on the settlement date for such subscription or (b) instruct the Trustee to purchase additional Bonds with an aggregate value as specified in the Subscription Notice.

     (ii) Promptly following the Evaluation Time on such Business Day, the Depositor shall verify with the Trustee the number of additional Units to be created.

    (iii) Not later than the time on the settlement date for such subscription when the Trustee is to deliver or assign the additional Units created hereby, the Depositor shall deposit with the Trustee (a) any additional Bonds specified in the Subscription Notice (or contracts to purchase such additional Bonds together with cash or a Letter of Credit in the amount necessary to settle such contracts) or (b) cash or a Letter of Credit in an amount equal to the aggregate value of the additional Bonds specified in the Subscription Notice, and adding and subtracting the amounts specified in Section 6.01, computed as of the Evaluation Time on the Business Day preceding the Trade Date divided by the number of Units outstanding as of the Evaluation Time on the Business Day preceding the Trade Date, times the number of additional Units to be created.

     (iv) On the settlement date for such subscription, the Trustee shall, in exchange for the Bonds and cash or Letter of Credit described above, deliver to, or assign in the name of or on the order of, the Depositor the number of Units verified by the Depositor with the Trustee."

     16. The aggregate number of Units described in Section 2.03(a) for the Trust is that number of Units set forth under "Summary of Essential Financial Information--General Information--Initial number of Units" in the Prospectus for the Trust.

     17. Section 2.03(a) of the Standard Terms and Conditions of Trust shall be amended by adding the following at the end of such Section:

     "The Trustee hereby agrees that on the date of any deposit of additional Bonds pursuant to Section 2.01(b) it shall acknowledge that the additional Bonds identified therein have been deposited with it by recording on its books the ownership, by the Depositor or such other person or persons as may be indicated by the Depositor, of the aggregate number of Units to be issued in respect of such additional Bonds so deposited, and shall, if so requested, execute a Certificate or Certificates substantially in the form above recited representing the ownership of an aggregate number of those Units."

     18.  Section 2.06 shall not apply to any Uninsured Trust.

     19. Section 3.03 of the Standard Terms and Conditions of Trust shall be replaced by the following:

     "Section 3.03. Principal Account. (a) The Bonds in each Trust and all moneys other than amounts credited to the Interest Account, received by the Trustee in respect of the Bonds in each Trust, including insurance payments thereon, if any, shall be credited to a separate account for each Trust to be known as the "Principal Account" (except for moneys held for purchase of Contract Bonds pursuant to Section 2.01, which shall be separately held in trust in the Principal Account by the Trustee for such purpose except as provided in
Section 2.01(d)).

     (b) Moneys in the Principal Account available for reinvestment pursuant to
Section 3.14 are deemed to be held specifically by the Trustee for distribution by the Trustee in accordance with this Indenture following notification that such moneys shall not be reinvested pursuant to Section 3.14.

     (c) The Trustee shall give prompt written notice to the Depositor and the Evaluator of all amounts credited to or withdrawn from a Principal Account and the balance in such Principal Account after giving effect to such credit or withdrawal."

     20. Section 3.05 of the Standard Terms and Conditions of Trust shall be amended by replacing the tenth complete paragraph of such Section with the following:

     "Distributions of amounts represented by the cash balance in the Principal Account for a Trust shall be computed as of each Semi-Annual Record Date of each year, provided, however, that for this purpose the cash balance of the Principal Account shall not include amounts permitted to be reinvested in Reinvestment Bonds pursuant to Section 3.14 until the Depositor otherwise notifies the Trustee in writing. On each such Semi-Annual Distribution Date, or within a reasonable period of time thereafter, the Trustee shall distribute by mail to each Unitholder of record of such Trust at the close of business on the preceding Semi-Annual Record Date at his post office address such Unitholder's pro rata share of the cash balance of the Principal Account as thus computed. The Trustee shall not be required to make a distribution from the Principal Account unless the cash balance on deposit therein available for distribution shall be sufficient to distribute at least $0.001 per Unit. However, should the amount available for distribution in the Principal Account equal or exceed $0.01 per Unit, the Trustee will make a special distribution from the Principal Account on the next Monthly Distribution Date to Unitholders of record on the preceding Monthly Record Date."

     21. Section 3.06(B)(2) of the Standard Terms and Conditions of Trust shall be replaced with the following:

     "(2) the amount paid for purchases of Replacement Bonds or Reinvestment Bonds pursuant to Section 3.14 and for redemptions pursuant to Section 6.02,"

     22. Section 3.07(h) of the Standard Terms and Conditions of Trust shall be replaced with the following:

     "(h) that as of any Monthly or Semi-Annual Record Date any of the Bonds are scheduled to be redeemed and paid prior to the next succeeding Monthly Distribution Date; provided, however, that as the result of such redemption the Trustee will receive funds in an amount sufficient to enable the Trustee to include in the next distribution from the Principal Account at least $0.001 per Unit; or

     (i) if the Trust has elected to be taxed as a "regulated investment company" as defined in the United States Internal Revenue Code of 1986, as amended, that such sale is necessary or advisable (i) to maintain the qualification of the Trust as a regulated investment company or (ii) to provide funds to make any distribution for a taxable year in order to avoid imposition of any excise taxes on the Trust."

     23. Section 3.14 of the Standard Terms and Conditions of Trust shall be replaced with the following:

     "Section 3.14. Limited Replacement of Failed Contract Bonds; Reinvestment Bonds. (a) If any contract in respect of Contract Bonds other than a contract to purchase a Replacement Bond, including those purchased on a when, as and if issued basis, shall have failed due to any occurrence, act or event beyond the control of the Depositor or the Trustee (such Contract Bonds being herein called the "Failed Contract Bonds"), the Depositor shall notify the Trustee (such notice being herein called the "Failed Contract Notice") of its inability to deliver the Failed Contract Bond to the Trustee after it is notified that the Failed Contract Bond will not be delivered by the seller thereof to the Depositor. Prior to, or simultaneously with, giving the Trustee the Failed Contract Notice, or within a maximum of twenty days after giving such Failed Contract Notice (such twenty day period being herein called the "Purchase Period"), the Depositor shall, if possible, purchase or enter into the contract to purchase an obligation to be held as a Bond hereunder (herein called a "Replacement Bond") as part of the appropriate Trust in replacement of the Failed Contract Bond, subject to the satisfaction of all of the following conditions in the case of each purchase or contract to purchase:

     (i) The Replacement Bonds (a) shall be bonds, debentures, notes or other straight debt obligations (whether secured or unsecured and whether senior or subordinated) without equity or other conversion features, with fixed maturity dates substantially the same as those of the Failed Contract Bonds, having no warrants or subscription privileges attached; (b) shall be payable in United States currency; (c) shall not be "when, as and if issued" obligations or restricted securities;
          (d) shall be issued after July 18, 1984 if interest thereon is United States source income; (e) shall be issued or guaranteed by an issuer subject to or exempt from the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934 (or similar provisions of law) or in effect guaranteed, directly or indirectly, by means by of a lease agreement, agreement to buy securities, services or products, or other similar commitment of the credit of such an issuer to the payment of the Replacement Bonds; and (f) shall not cause the Units of the related Trust to cease to be rated "AAA" by Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

     (ii) The purchase price of the Replacement Bonds (exclusive of accrued interest) shall not exceed the principal attributable to the Failed Contract Bonds.

    (iii) Each Replacement Bond is a Pre-Insured Bond or is acceptable to the Portfolio Insurer to be included under the respective Trust's Portfolio Insurance and will be so included upon acquisition by the Trust.

     (iv) The Depositor shall furnish a notice to the Trustee (which may be part of the Failed Contract Notice) in respect of the Replacement Bond purchased or to be purchased that shall (a) identify the Replacement Bonds, (b) state that the contract to purchase, if any, entered into by the Depositor is satisfactory in form and substance, and (c) state that the foregoing conditions of clauses (i) through (iv) have been satisfied with respect to the Replacement Bonds.

     Notwithstanding anything to the contrary in this Section 3.14, no substitution of Replacement Bonds will be made without an opinion of counsel that such substitution will not adversely affect the federal income tax status of the related Trust, if such Replacement Bonds when added to all previously purchased Replacement Bonds in the related Trust exceed 15% of the principal amount of Bonds initially deposited in the related Trust.

     Upon satisfaction of the foregoing conditions with respect to any Replacement Bond, the Depositor shall pay the purchase price for the Replacement Bond from its own resources or, if the Trustee has credited any moneys and/or Letters of Credit attributable to the Failed Contract Bond to the Principal Account of the related Trust, the Trustee shall pay the purchase price of the Replacement Bond upon directions from the Depositor from the moneys and/or Letters of Credit so credited to such Principal Account. If the Depositor has paid the purchase price, and, in addition, the Trustee has credited moneys of the Depositor to the Principal Account of the related Trust, the Trustee shall forthwith return to the Depositor the portion of such moneys that is not properly distributable to Unitholders of such Trust pursuant to Section 3.05.

     Whenever a Replacement Bond is acquired by the Depositor pursuant to the provisions of this Section 3.14, the Trustee shall, within five days thereafter, mail to all Unitholders of such Trust notices of such acquisition, including an identification of the Failed Contract Bonds and the Replacement Bonds acquired. The purchase price of the Replacement Bonds shall be paid out of the principal attributable to the Failed Contract Bonds. The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any purchase made pursuant to any such directions and in the absence of such directions the Trustee shall have no duty to purchase any Replacement Bonds under this Indenture. The Depositor shall not be liable for any failure to instruct the Trustee to purchase any Replacement Bonds or for errors of judgment in respect of this Section 3.14; provided, however, that this provision shall not protect the Depositor against any liability to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

     (b) Provided that (i) the Trust has elected to be taxed as a "regulated investment company" as defined in the United States Internal Revenue Code of 1986, as amended, and (ii) the Prospectus for the Trust specifies that the reinvestment of principal is permitted, then from the Initial Date of Deposit for such Trust until such time as is provided in the Prospectus for such Trust or until such time as the Depositor notifies the Trustee in writing that such action is impractical (the "Reinvestment Period" ), the Trustee shall, under the terms described in the Prospectus and as directed by the Depositor, enter into contracts (which the Depositor shall have approved as satisfactory in form and substance) to purchase obligations to be held as Bonds hereunder as part of such Trust (the "Reinvestment Bonds" ) and shall pay for the same with the moneys held in the Principal Account representing the payment or prepayment of principal on the underlying Bonds to the extent that such proceeds are not required for the purpose of redemption of Units or other charges to the Principal Account then pending. In giving such direction, the Depositor shall determine that the Reinvestment Bonds to be acquired pursuant to such contracts are substantially similar to the Bonds upon which the principal used to purchase such Reinvestment Bonds was received.

     The Trustee may purchase the Reinvestment Bonds for deposit in a Trust directly from market makers in such Bonds or may retain the Depositor or other brokers to purchase the Reinvestment Bonds and pay them usual and customary brokerage commissions for such transactions. Funds remaining in the Principal Account subsequent to a purchase of Reinvestment Bonds will remain in such Account until such time as they can be invested into additional Reinvestment Bonds except as provided herein. During the Reinvestment Period, amounts in the Principal Account which the Depositor determines and so notifies the Trustee in writing or via facsimile are (i) unable to be invested into Reinvestment Bonds or (ii) are required to be distributed for regulated investment company federal income tax purposes shall be distributed on the next Monthly Distribution Date to Unitholders of record on the related Monthly Record Date.

     If prior to the scheduled termination of the Reinvestment Period the Depositor determines that the reinvestment of cash from the Principal Account into Reinvestment Bonds is no longer be practical, the Depositor shall notify the Trustee in writing that the Reinvestment Period is terminated. Upon termination of the Reinvestment Period, unreinvested amounts remaining in the Principal Account and amounts subsequently credited to the Principal Account shall be distributed in accordance with Section 3.05.

     (c) The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any purchase made pursuant to any direction of the Depositor provided in this Section 3.14, and in the absence of such direction the Trustee shall have no duty to make any purchase. The Depositor shall not be liable for errors of judgment in respect of this Section 3.14; provided, however, that this provision shall not protect the Depositor against any liability to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder."

     24. Section 3.15 of the Standard Terms and Conditions of Trust shall be amended by replacing the reference to "$0.15" with "$0.00015".

     25. Section 4.01 of the Standard Terms and Conditions of Trust shall not apply to the Trust.

     26. Section 7.01(g) of the Standard Terms and Conditions of Trust shall be amended by replacing the reference to "20%" with "40%".

     27. The Trustee's annual compensation as set forth under Section 7.04, for each distribution plan shall be that amount set forth under the section entitled "Fee Table--Estimated Annual Expenses--Trustee's fee" in the Prospectus for the Trust.

     28. Section 9.01 of the Standard Terms and Conditions of Trust shall be replaced with the following:

     "Section 9.01. Amendments. (a) This Indenture may be amended from time to time by the Depositor and Trustee hereto or their respective successors, without the consent of any of the Unitholders (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision contained herein, (ii) to make such other provision regarding matters or questions arising hereunder as shall not adversely affect the interests of the Unitholders or (iii) to make such amendments as may be necessary for the Trust to continue to qualify as a regulated investment company for federal income tax purposes under the United States Internal Revenue Code of 1986, as amended. This Indenture may not be amended, however, without the consent of all Unitholders then outstanding, so as (1) to permit, except in accordance with the terms and conditions hereof, the acquisition hereunder of any Bonds other than those specified in the Schedules to the Trust Agreement or
(2) to reduce the aforesaid percentage of Units the holders of which are required to consent to certain of such amendments. This Indenture may not be amended so as to reduce the interest in a Trust represented by Units (whether evidenced by Certificates or held in uncertificated form) without the consent of all affected Unitholders.

     (b) Except for the amendments, changes or modifications as provided in
Section 9.01(a) hereof, neither the parties hereto nor their respective successors shall consent to any other amendment, change or modification of this Indenture without the giving of notice and the obtaining of the approval or consent of Unitholders representing at least 51% of the Units then outstanding of the affected Trust. Nothing contained in this Section 9.01(b) shall permit, or be construed as permitting, a reduction of the aggregate percentage of Units the holders of which are required to consent to any amendment, change or modification of this Indenture without the consent of the Unitholders of all of the Units then outstanding of the affected Trust and in no event may any amendment be made which would (1) alter the rights to the Unitholders as against each other, (2) provide the Trustee with the power to engage in business or investment activities other than as specifically provided in this Indenture or
(3) adversely affect the tax status of the Trust for federal income tax purposes.

     (c) Promptly after the execution of any such amendment the Trustee shall furnish written notification to all then outstanding Unitholders of the substance of such amendment."

     29. Section 9.02 of the Standard Terms and Conditions of Trust shall be amended by replacing the reference to "51%" with "66 2/3%".

     IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                              VAN KAMPEN FUNDS INC.

                           By /s/ DOMINICK COGLIANDRO
                   -------------------------------------------
                               Executive Director


                      VAN KAMPEN INVESTMENT ADVISORY CORP.

                           By /s/ DOMINICK COGLIANDRO
                   -------------------------------------------
                               Assistant Treasurer


                              J.J. KENNY CO., INC.

                             By /s/ James R. Rieger
             ------------------------------------------------------
                                 Vice President


                              THE BANK OF NEW YORK

                             By /s/ Patrick Griffin
              -----------------------------------------------------
                                 Vice President


                          SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED
                                       IN
              VAN KAMPEN FOCUS PORTFOLIOS, TAXABLE INCOME SERIES 47

     [Incorporated herein by this reference and made a part hereof is the "Portfolio" schedule as set forth in the Prospectus for the Trust.]